Exhibit 4.8

ADDENDUM

HARDSHIP WITHDRAWALS TO COMPLY WITH THE

BIPARTISAN BUDGET ACT OF 2018 AND THE 2017 TAX CUTS AND JOBS

ACT INTERIM COMPLIANCE AMENDMENT

The provisions of this Addendum are part of the amendment to comply with the revised rules and procedures issued with the Final Treasury Regulations on September 23, 2019 regarding hardship withdrawals from qualified Plans.

A.1	AVAILABILITY

In addition to the current selections made at Section 25 of this Adoption Agreement, the Plan hereby permits hardship withdrawals from the following Accounts (including income unless otherwise excluded): (select any; however, these contributions must already be available under the Plan)

☒	Post- 1988 income on 401 (k) Contributions

☐	Non-QACA Safe Harbor Matching Contributions

☐	Non-QACA Safe Harbor Nonelective Contributions

☐	QACA Safe Harbor Matching Contributions

☐	QACA Safe Harbor Nonelective Contributions

☐	QMACs

☐	QNECs

☐	Prior Safe Harbor Contributions

☐	Income on all Employer Contribution sources, including those elected above, will be excluded.

A.2	DETERMINATION OF IMMEDIATE AND HEAVY FINANCIAL NEED.

Hardship withdrawals shall be made based on the parameters specified in the HARDSHIP WITHDRAWAL INTERIM AMENDMENT which governs this Adoption Agreement.

A.3	DETERMINATION THAT PLAN DISTRIBUTION IS NECESSARY TO MEET NEED.

The necessity for determining hardship withdrawal no longer requires suspension of a Participant’s “elective contributions” (and “employee contributions” as applicable) under all plans of the Employer or a Related Company. Any coordination with this suspension for any other Plan purpose is also eliminated.

A.4	OPTIONAL LIMITATIONS ON HARDSHIP WITHDRAWALS.

☐	Before a hardship withdrawal may be made, a Participant must obtain all nontaxable loans available under this Plan and all other plans maintained by the Employer.

A.5	EFFECTIVE DATE

The Western Digital Corporation 401(k) Plan has been amended to comply with the revised rules and procedures issued with the Final Treasury Regulations on September 23, 2019 regarding hardship withdrawals.

Unless elected earlier by the Employees written direction or administrative policy or procedure, this Addendum (including the selections above) is effective for hardship withdrawals made by the Plan on or after January l, 2020.

Western Digital Corporation

Name of Plan Sponsor

/s/ Lori Sundberg
Authorized Signature
6/23/2020